Statement Re:  Computation of Per Share Earnings

                                                                                         Year ended December 31,
                                                                               1996               1995                1994
                                                                               ----               ----                ----
                                                                                          (Amounts in thousands,
                                                                                         except per share amounts)

Net income                                                                  $     3,608        $     2,472         $    3,977
                                                                            ===========        ===========         ==========

PRIMARY

Average shares outstanding                                                    1,616,570          1,590,535          1,571,379

Net effect of the assumed exercise of
  stock options and warrants - based on the treasury
  stock method using average market price                                        71,986             85,522             58,922
                                                                                 ------             ------             ------

           Total                                                              1,688,556          1,676,057          1,630,301
                                                                              =========          =========          =========


Earnings per share                                                          $      2.14        $      1.48         $     2.44
                                                                            ===========        ===========         ==========

FULLY DILUTED

Average shares outstanding                                                    1,616,570          1,596,033          1,571,379

Net effect of the assumed exercise of
  stock options and warrants - based on the treasury stock
  method using average market price or year-
  end market price, whichever is higher.                                         72,578             88,135             60,915
                                                                                 ------             ------             ------

           Total                                                              1,689,148          1,684,168          1,632,294
                                                                              =========          =========          =========


Earnings per share                                                          $      2.14        $      1.47         $     2.44
                                                                            ===========        ===========         ==========


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